EXHIBIT 9

Board of Directors

Sun Life Assurance Company of Canada (U.S.)

One Sun Life Executive Plaza

Wellesley Hills, Massachusetts 02481

Re:	Sun Life of Canada (U.S.) Variable Account F (the "Account")
Post Effective Amendment No. 33 to the
Registration Statement on Form N-4

Members of the Board:

I have acted as counsel to Sun Life Insurance Assurance Company of Canada (U.S.) (the "Company") in connection with the above-captioned registration statement (the "Registration Statement") with respect to the registration of certain annuity contracts (the "Contracts") with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving this opinion, I have examined the Registration Statement and have examined such other documents and perceived such questions of Delaware law as I considered necessary and appropriate. Based on such examination and review, it is my opinion that:

1.	The Company is a corporation duly organized and validly existing under the laws of the state of Delaware.

2.	The Contracts, when issued in the manner described in the Registration Statement, will be validly issued and will represent binding obligations of the Company and the Account under Delaware law.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to reference of this opinion under the caption "Legal Matters" in the prospectuses constituting a part of the Registration Statement.

Very truly yours,

/s/ Sandra M. DaDalt

Sandra M. DaDalt
Senior Counsel

December 12, 2001